Contact: Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation

(323) 210-5311

For Immediate Release

Aames Financial corporation completes

Acquisition of Assets of Residential Money Center, Inc.

Los Angeles, California, November 5, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, announced the acquisition of certain assets and operations of Residential Money Centers ("RMC"), an affiliate of GMAC-RFC, effective November 1, 2001. The assets acquired include the retail Internet origination platform, customer relationships and in-process loans, as well as selected operations and technology assets.

"This transaction will allow us to accelerate the company's planned expansion of our centralized Retail Internet loan origination platform at an attractive cost by leveraging our operating scale," said A. Jay Meyerson, the Company's Chief Executive Officer. "With this acquisition, we have immediately gained additional retail production which now places Aames among the top centralized Retail Internet originators. In addition, we are pleased that 121 former RMC employees joined Aames."

Aames Financial Corporation is a leading home equity lender, and at September 30, 2001 operated 100 retail Aames Home Loan branches, five wholesale loan centers and one National Loan Center throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 and subsequent filings by the Company with the United States Securities and Exchange Commission.